                                                                     EXHIBIT 2.1





================================================================================


                            ASSET PURCHASE AGREEMENT

                                     among


                                STAFFMARK, INC.

                    STAFFMARK ACQUISITION CORPORATION FIVE,


                                      and

                         LINDENBERG & ASSOCIATES, INC.
                        EARL LINDENBERG, Trustee of the
                   Earl Lindenberg Revocable Trust Agreement,
                            Dated February 26, 1996
                                and MARK TIEMANN

                          * * * * * * * * * * * * * *

                          Closing Date: April 24, 1997
                         Effective Date: April 1, 1997

                           * * * * * * * * * * * * *


================================================================================

                               TABLE OF CONTENTS


                                                                                                                     PAGE
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
INDEX TO EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  iv

ARTICLE I. PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
        SECTION 1.1.     Transfer of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 SECTION 1.1.1.   Instruments of Conveyance and Transfer  . . . . . . . . . . . . . . . . . . . . . .   2
                 SECTION 1.1.2.   Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        SECTION 1.2.     Consideration for the Transferred Assets   . . . . . . . . . . . . . . . . . . . . . . . . .   3
        SECTION 1.3.     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
        SECTION 1.4.     Transfer Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        SECTION 2.1.     Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        SECTION 2.2.     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
        SECTION 2.3.     No Violation; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        SECTION 2.4.     Subsidiaries and Investments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        SECTION 2.5.     Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        SECTION 2.6.     Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
        SECTION 2.7.     Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        SECTION 2.8.     Labor and Employee Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
        SECTION 2.9.     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        SECTION 2.10     Powers of Attorney; Absence of Limitations on Competition; Guarantees  . . . . . . . . . . .   7
        SECTION 2.11.    Significant Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        SECTION 2.12.    Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
        SECTION 2.13.    Absence of Certain Changes; Conduct of Business  . . . . . . . . . . . . . . . . . . . . . .   7
        SECTION 2.14.    Certain Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
        SECTION 2.15.    Compliance with Law; Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . .   9
        SECTION 2.16.    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
        SECTION 2.17.    Fixed Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
        SECTION 2.18.    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        SECTION 2.19.    Outstanding Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        SECTION 2.20     Outstanding Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
        SECTION 2.21.    Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
        SECTION 2.22.    Proprietary Information of Third Parties   . . . . . . . . . . . . . . . . . . . . . . . . .  13
        SECTION 2.23.    Transactions with Affiliates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        SECTION 2.24.    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        SECTION 2.25.    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
        SECTION 2.26.    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        SECTION 2.27.    Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        SECTION 2.28.    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        SECTION 2.29.    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
        SECTION 2.30.       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        SECTION 2.31     Protection of Creditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        SECTION 3.1.     Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        SECTION 3.2.     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

        SECTION 3.3.     Validity, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
        SECTION 3.4.     Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        SECTION 3.5.     Governmental Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV. COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        SECTION 4.1.     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        SECTION 4.2.     Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
        SECTION 4.3.     Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        SECTION 4.4.     Investigations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        SECTION 4.5.     Payment of Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        SECTION 4.6.     Employees and Consultants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
        SECTION 4.7.     Obligations Concerning Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        SECTION 4.8.     Bulk Transfer Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        SECTION 4.9.     Non-Competition Covenant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
        SECTION 4.10.    Nondisclosure of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . .  20
        SECTION 4.11.    Corporate Names  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        SECTION 4.12.    Non-Competition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
        SECTION 4.13.    Certain Expenses of Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE V. CONDITIONS TO THE BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.1.     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.2.     Consents; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.3.     No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.4.     Opinion of Counsel to the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.5.     Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.6.     Approval of the Buyer and Its Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
        SECTION 5.7.     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 5.8.     Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 5.9.     Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 5.11.    Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VI. CONDITIONS TO THE SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 6.1.     Representations and Warranties True  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 6.2.     Closing Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 6.3.     No Obstructive Proceeding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 6.4.     Approval of the Seller and Its Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . .  22
        SECTION 6.5.     Escrow Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 6.6.     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 6.8.     Opinion of Counsel to Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 6.9.     Additional Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE VII. THE CLOSING AND CERTAIN CLOSING DELIVERIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 7.1.     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 7.2.     Deliveries by the Seller   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
        SECTION 7.3.     Deliveries by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE VIII. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        SECTION 8.1.     Survival   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        SECTION 8.2.     Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
        SECTION 8.3.     Limitation of Certain Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

        SECTION 8.4.     Notice to Seller, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        SECTION 8.5.     Indemnification by Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
        SECTION 8.6.     Notice to the Buyer, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        SECTION 8.7.     Right of Set-Off   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        SECTION 8.8.     Survival of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE IX. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        SECTION 9.1.     Knowledge of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
        SECTION 9.2.     Knowledge of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        SECTION 9.3.     "Person" Defined   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        SECTION 9.4.     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
        SECTION 9.5.     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.6.     Modifications and Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.7.     Assignment/Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.8.     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.9.     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.10.    Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
        SECTION 9.11.    Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.12.    Headings and Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.13.    Reliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.14.    Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.15.    Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.16.    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.17.    Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
        SECTION 9.18.    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                               INDEX TO EXHIBITS


APPENDIX A               --       Calculation of Earnout

EXHIBIT A                --       Form of Bill of Sale
EXHIBIT B                --       Form of Assignment and Assumption Agreement
EXHIBIT C                --       Form of Lease Assignment
EXHIBIT D                --       Form of Escrow Agreement


                                                    INDEX TO SCHEDULES
                                                    ------------------

Schedule 1.1(a)          --       Schedule of Assets
Schedule 1.1(d)          --       Employee Agreements
Schedule 1.1.2           --       Excluded Assets
Schedule 1.3             --       Assumed Liabilities
Schedule 1.5             --       Allocation of Purchase Price
Schedule 2.3             --       No Violations; Consents
Schedule 2.6             --       Financial Statements
Schedule 2.7             --       Absence of Undisclosed Liabilities
Schedule 2.8             --       Labor and Employee Relations
Schedule 2.10            --       Powers of Attorney; Absence of Limitations on Competition; Guarantees
Schedule 2.11            --       Significant Customers
Schedule 2.13            --       No Adverse Change
Schedule 2.15            --       Compliance with Law; Licenses and Permits
Schedule 2.16            --       Employee Benefits
Schedule 2.16.1          --       Employees
Schedule 2.17            --       Claims on Fixed Assets
Schedule 2.18            --       Insurance
Schedule 2.19            --       Contracts
Schedule 2.19.1          --       Notice of Contract Defaults
Schedule 2.19.2          --       Termination of Contracts
Schedule 2.19.3          --       Limitations on Contracts
Schedule 2.20            --       Leases
Schedule 2.21            --       Intellectual Properties
Schedule 2.22            --       Proprietary Information of Third Parties
Schedule 2.23            --       Transactions with Affiliates
Schedule 2.24            --       Taxes
Schedule 2.25            --       Litigation
Schedule 2.26            --       Environmental Matters
Schedule 2.27            --       Brokers

                            ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this 24th day of April, 1997, by and among STAFFMARK, INC., a Delaware corporation ("StaffMark"), STAFFMARK ACQUISITION CORPORATION FIVE, a Delaware corporation and a wholly-owned subsidiary of STAFFMARK ("SAC" and together with StaffMark, "Buyer"), and LINDENBERG & ASSOCIATES, INC., a Missouri corporation, ("Seller"), and EARL LINDENBERG, as trustee of the Earl Lindenberg Revocable Trust Agreement, dated February 28, 1996, and MARK TIEMANN (each individually a "Stockholder" and collectively, the "Stockholders").

                            PRELIMINARY STATEMENTS:

        The Seller is engaged in the business of providing information technology staffing services;

        Seller is the owner of all right, title and interest in and to the assets described in Section 1.1 hereto, with such assets being substantially all of the assets currently used by the Seller in the aforementioned business conducted by it (the "Business"); and

        Seller desires to sell substantially all of its assets to Buyer and Buyer desires to purchase the assets from Seller, all pursuant to this Agreement as hereinafter provided.

        NOW, THEREFORE, in consideration of the preliminary statements and the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                     ARTICLE I. PURCHASE AND SALE OF ASSETS

        SECTION 1.1. Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined) Seller shall transfer to Buyer, free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions whatsoever (collectively, "Claims"), except such Claims specifically set forth in Section 1.3 hereof, all of the assets, properties and rights owned by the Seller or in which the Seller has any right or interest of every type and description, real, personal and mixed, tangible and intangible, confirmed or contingent (other than the Excluded Assets as hereinafter defined) relating to its Business (as more fully described on Schedule 1.1 hereto) and as reflected on the Seller's balance sheet as of March 31, 1997, and any such assets acquired prior to and existing as of the Closing, including, without limitation:

        (a) Generally. Cash, accounts receivable, business agreements, property, equipment, inventory, goodwill, supplier lists, customer lists, prepaid insurance, licenses and permits, processes, service marks, trade secrets, computers and computer equipment, files and other records, systems and processes, security deposits, memberships, contracts, leasehold and other improvements, machines, machinery, equipment, furniture, fixtures, supplies, all rights and claims under insurance policies and other contracts of whatever nature, all causes of action, claims and demands of every nature relating to the Assumed Liabilities, Contracts and Leases (each as hereinafter defined, including, but not limited to, the assets listed on Schedule 1.1(a));

        (b) Name and Related Items. The name "Lindenberg & Associates" and any variants thereof and all copyrights, copyright applications, trade names, trademarks, service marks and logos (whether or not registered) related thereto; the phone numbers (314) 432-0018 and (800) 209-9852 (St. Louis, Missouri branch), (913) 469-6464 (Kansas City, Kansas branch), (612) 375-0234 (Twin Cities, Minnesota branch), and (402) 343-1446 (Omaha, Nebraska branch), and the facsimile numbers (314) 432-5198 (St. Louis, Missouri branch), (913) 469-6532 (Kansas City, Kansas branch), (612) 342-2043 (Twin Cities, Minnesota branch), and (402) 343-9144 (Omaha, Nebraska branch), and other phone and facsimile numbers for the Business existing as of Closing.

        (c) Agreements and Contracts. All orders, bids, quotations, contracts, and other agreements with or related to past, present and prospective clients of the Business and all amendments, updates, customer files, lists, records, studies, surveys, reports, correspondence and other similar materials related to the foregoing;

        (d) Employee Agreements and Information. All employment agreements and contracts for those individuals listed on Schedule 1.1(d) (the "Employees") and all rights thereunder and copies of the information for each Employee as indicated on such Schedule 1.1(d) and any additional employment agreements or contracts entered into prior to Closing (collectively, the "Employee Information"); provided, however, such Employee Information shall only be transferred to Buyer upon termination of the Employee Leasing Agreement, executed of even date herewith by the parties hereto (the "Employee Leasing Agreement");

        (e) Records. All books, records, lists and reports, including but not limited to, resumes and resume files, related to the Business whether or not currently being utilized by such Business (collectively, the "Records");

        (f) Electronic Data. All electronic information and data related to the Business wherever located (collectively, the "Electronic Data");

        (g) Additional Information. All sales, advertising and promotional literature and materials, advertising and advertising copy and other similar materials on which solely appears the name and such other materials which are currently in the possession of Stockholders and the Employees on which appear the name Lindenberg & Associates; and

        (h) Other Assets. All other assets, properties and rights of every kind and nature owned by the Seller and used in the Business (other than the Excluded Assets as hereinafter defined), and whether or not specifically referred to in this Agreement;

All with the intention that the Business shall be transferred to the Buyer as a going concern. All of the foregoing assets shall be referred to collectively as the "Transferred Assets".

        SECTION 1.1.1.   Instruments of Conveyance and Transfer.

        (a) The Seller shall transfer the Transferred Assets to the Buyer pursuant to a Bill of Sale in substantially the form of Exhibit A, an Assignment and Assumption Agreement in substantially the form of Exhibit B (the "Assignment and Assumption Agreement"), a Lease Assignment in substantially the form of Exhibit C (the "Lease Assignment"), and such other documents and instruments as the Buyer or its counsel may reasonably request.

        (b) At any time and from time to time after the Closing Date, at the request of the Buyer, without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Transferred Assets.

        SECTION 1.1.2. Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Transferred Assets and retained by the Seller the following assets (the "Excluded Assets"): All assets of Seller's previously owned Houston, Texas office and such other assets as specifically listed on Schedule 1.1.2 hereto.

        SECTION 1.2. Consideration for the Transferred Assets. In consideration for the transfer of the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement, the Buyer shall assume the Assumed Liabilities pursuant to Section 1.3 hereof and shall pay to the Seller aggregate up-front consideration of $15,250,000 (the "Up-Front Purchase Price") plus the Earn-Out calculated in accordance with subsection (b) below (collectively, the "Purchase Price") as follows:

        (a) At Closing, Buyer shall deliver to the Seller cash in the amount of $15,250,000 of which $750,000 will be placed in a six month escrow with Mercantile Bank National Association, St. Louis, Missouri, as set forth in the Escrow Agreement in substantially the form of Exhibit D (the "Escrow"); and

        (b) An Earn-Out to be calculated pursuant to the terms of Appendix A attached hereto.

        SECTION 1.3. Assumption of Liabilities. The only obligations and liabilities to be assumed by the Buyer in connection with its acquisition of the Transferred Assets are (i) the obligations and liabilities specifically set forth on Schedule 1.3 attached hereto, including, Seller's accounts payable, bank line of credit indebtedness, accrued salaries and payroll taxes, and (ii) the obligations of Seller under all contracts and agreements transferred by Seller to Buyer under this Agreement; provided that Buyer specifically does not assume any liabilities of Seller under such contracts or agreements with respect to any breaches of such contracts or agreements occurring on or before the Closing Date or any damages to third parties resulting from acts, events or omissions occurring on or before the Closing Date ("the Assumed Liabilities"). The Assumed Liabilities specifically excludes all liabilities of the previously owned Houston, Texas office, any notes payable to Stockholders, any Acquisition Debt (defined below), and any bonuses payable to employees of Seller as a result of the transactions contemplated by this Agreement, including, but not limited to, the Agreement set forth on Schedule 2.27.

        Buyer shall assume such obligations and liabilities pursuant to the Assignment and Assumption Agreement and the Lease Assignment. Except for the Assumed Liabilities, the Seller shall remain liable for the payment of all other liabilities and obligations related in any manner to the Transferred Assets or the Businesses which accrue prior or subsequent to the Effective Date. Except for the Assumed Liabilities in the amount and to the extent provided in this Section 1.3, the Buyer shall not assume or be responsible for any other liabilities or obligations which relate in any manner to the operation of the

Business prior to the Effective Date, and the Seller shall indemnify, defend, and hold the Buyer harmless from all of such obligations and liabilities as set forth in Section 8.2 below.

        For purposes of this Agreement, the term Acquisition Debt shall mean any liability incurred in or related to the purchase or acquisition of any part of the Business, specifically including, but not limited to, the Promissory Note, dated January 2, 1996, in the principal amount of $200,000 payable to Associated Business Consultants, Inc.; monthly non-competition payments pursuant to those certain Non-Compete Agreements dated January 2, 1996, between Lindenberg & Associates - Twin Cities, Inc., and each of Associated Business Consultants, Inc., Patrick Messerich, and Ronald Martini; and payments pursuant to that certain Consulting Agreement dated January 2, 1996 between Lindenberg & Associates - Twin Cities, Inc. and Associated Business Consultants, Inc. A copy of each of the above-mentioned documents is attached hereto in Schedule 1.3.

        SECTION 1.4. Transfer Taxes. Buyer and Seller acknowledge and agree that for any sales, use, transfer or other similar tax purposes the Purchase Price is deemed to have been paid by Buyer to Seller pursuant to this Agreement and includes and is inclusive of any and all sales, use, transfer or other similar tax imposed as a result of the consummation of the transactions contemplated by this Agreement. Seller and Stockholders hereby agree to pay and discharge, and to indemnify Buyer against, and protect, save and hold Buyer harmless from, any liability, obligation, claim, assessment or deficiency (whether or not ultimately successful) for any and all sales, use, transfer or other similar taxes (and any and all interest, penalties, additions to tax and fines thereon or related thereto) resulting or arising from or incurred in connection with the consummation of the transactions contemplated by this Agreement.

        SECTION 1.5. Allocation of Purchase Price. The consideration paid and the liabilities assumed by Buyer pursuant to Sections 1.2 and 1.3 above shall be allocated among the Transferred Assets purchased hereunder as set forth on Schedule 1.5 attached hereto. Seller and Buyer each hereby covenant and agree that none of them will take a position on any income tax return, before any governmental agency, or in any judicial proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.5. Each party shall duly and timely file Form 8594 with its appropriate tax returns.


              ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller and Stockholders, jointly and severally, represent and warrant to the Buyer as follows:

        SECTION 2.1. Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. The Seller is duly qualified or otherwise authorized to transact business and is in good standing in each other jurisdiction in which such authorization or qualification is required by law. Seller has made available to the Buyer complete and correct copies of its Articles of Incorporation and Bylaws as currently in effect.

        SECTION 2.2.     Corporate Power and Authority. Except as set forth on
Schedule 2.2, the Seller has the corporate power and authority to own and hold its properties and to carry on its business as now conducted, including the right to use the name "Lindenberg & Associates", and any fictitious names currently being used in the geographic areas presently served by it. The Seller (a) has the full power and authority to execute, deliver and perform this Agreement, the Exhibits and the Schedules hereto and the other documents and instruments contemplated hereby (collectively this Agreement, the Exhibits and Schedules hereto, and the other documents and instruments contemplated hereby shall constitute the "Documents") and to consummate the transactions contemplated hereby and thereby, and (b) this Agreement and the other Documents have been duly and validly executed and delivered by Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

        SECTION 2.3.     No Violation; Consents. Except as set forth on
Schedule 2.3, neither the execution and delivery of this Agreement or the other Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement or the other Documents and such other agreements in compliance with the terms and conditions hereof and thereof by the Seller will (i) violate, conflict with or result in any breach of any trust agreement, Articles of Incorporation, Bylaws, judgment, decree, order, statute or regulation applicable to the Seller, (ii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any of the obligations of the Seller or increase or otherwise affect the obligations of the Seller under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to the Seller or to the Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing and provided to the Buyer, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, (iv) result in the creation of any Claims upon the Transferred Assets, or (v) require the consent, waiver, authorization or approval of any federal, state or local government or governmental department, agency, board, commission, bureau or instrumentality, or public or self-regulatory body or authority or of any other Person, entity or organization. The Seller will give any required notices to third parties, and the Seller and the Stockholders will each use their best efforts to obtain any third party consents that Buyer may request in connection with the matters pertaining to the Seller or Stockholders disclosed or required to be disclosed by this Agreement.

        SECTION 2.4. Subsidiaries and Investments. Seller has no subsidiaries and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        SECTION 2.5. Books and Records. The minute books of Seller, which have been and will be made available to the Buyer and its representatives, contain accurate records of all meetings of and actions or written consents by the respective officers and directors of the Seller set forth in such minute books. The Employee Information, the Records and the Electronic Records are materially true and correct and accurately reflect the operations of the Business and have been maintained consistent with past practices.

        SECTION 2.6. Financial Statements. The Seller has previously furnished to the Buyer, and attached hereto as Schedule 2.6 are, the audited balance sheets of Seller as at December 31, 1995 and 1996, the related statements of income and expenses for the fiscal year then ended, and the balance sheet of the Seller (the "Balance Sheet") as at March 31, 1997, (the "Balance Sheet Date") and the related statements of income and the expenses for the fiscal period then ended. All such financial statements (the "Financial Statements") have been prepared in accordance with GAAP on a consistent basis and were prepared from the books and records of the Seller. Such books and records are complete and correct in all material respects, accurately reflect all transactions of the Business, and have been made available to Buyer for examination. The Financial Statements fairly present the financial position of the Seller as of the dates thereof and the results of its operations for the periods ended on the dates thereof. Except as specifically set forth in this Agreement or in the schedules attached hereto, since the Balance Sheet Date (i) there has been no Material Change in the assets, liabilities or financial condition of the assets of the Seller from that reflected in its Balance Sheet and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Seller have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Seller related to the Business and the Transferred Assets, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of taxes or other governmental charges or penalties, interest or fines thereon or in respect thereof, to the extent such items are required to be reflected on such Balance Sheet under GAAP. The Seller has disclosed to the Buyer all material facts relating to the preparation of the Financial Statements. For purposes of this section, "Material Change" shall mean a change in any line item on the Seller's Balance Sheet incurred or changed outside the ordinary course of business. The Seller maintains an adequate worker's compensation reserve on the Balance Sheet in accordance with GAAP or has adequate coverage under a full-premium policy and represents and warrants there will be no unrecorded liability for which the Buyer will be liable. All referral fees and commissions due to employees for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

        SECTION 2.7.     Absence of Undisclosed Liabilities.

        (a) Except as and to the extent of the amounts specifically reflected or reserved against in the Balance Sheet or except as set forth on
Schedule 2.7, the Seller has no liabilities or obligations of any nature whatsoever due or to become due, accrued, absolute, contingent or otherwise, except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business. The Seller does not know of any basis for the assertion against the Seller of any liability or obligation not fully reflected or reserved against on the Balance Sheet.

        (b) The Seller is not bound by any agreement, or subject to any charter or other corporate restriction or any legal requirement, which has, or in the future can reasonably be expected to have, a material adverse effect on the business or prospects of the Seller.

        SECTION 2.8. Labor and Employee Relations. The Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and Seller has no knowledge of any attempt to organize the Seller's employees by any Person, unit or group seeking to act as its bargaining agent. Except as set forth in Schedule 2.8, there are no pending or, to the best knowledge of Seller, threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Seller. No union representation election relating to employees of the Seller has been scheduled by any governmental agency or authority, no organization effort is being made with respect to any of such employees, and there is no investigation of the Seller's employment policies or practices by any governmental agency or authority pending or threatened. The Seller is not currently, nor has it been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Seller. The Seller has not experienced any material work stoppages, and to the best knowledge of Seller, no work stoppage is planned.

        SECTION 2.9.     Real Property. The Seller owns no real property.

        SECTION 2.10 Powers of Attorney; Absence of Limitations on Competition; Guarantees. Except as set forth in Schedule 2.10, (i) no power of attorney or similar authorization given by the Seller presently is in effect or outstanding; (ii) no contract or agreement to which the Seller is a party or is bound or to which the Seller's properties or assets is subject limits the freedom of the Seller to compete in any line of business or with any Person; and (iii) the Seller is not a party to or bound by any guarantee of any debt or obligation of any other Person.

        SECTION 2.11. Significant Customers. Set forth on Schedule 2.11 is a true and correct list of the Seller's ten largest customers for the most recent twelve month period ending December 31, 1996, together with the amount of services attributable to such customers expressed in dollars. None of the customers identified on Schedule 2.11 has terminated, materially reduced or threatened to terminate or materially reduce its request for services of the Seller during the period covered by such schedule or prior to the Closing Date.

        SECTION 2.12. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Seller of this Agreement.

        SECTION 2.13. Absence of Certain Changes; Conduct of Business. Except as set forth on Schedule 2.13 during the period from the Balance Sheet Date to and including the date of this Agreement:

        (a) Seller has not canceled any indebtedness owing to it or any claims that it might have possessed, waived any material rights of substantial value or sold, leased, encumbered, transferred, or otherwise disposed of, or agreed to sell, lease, encumber, or otherwise dispose of its assets or permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind.

        (b) Seller has not made any changes in the types, nature, composition or quality of the services of the Business and there has not been any material adverse change in the sales, revenue or net income of the Business;

        (c) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) with respect to the Business involving more than $7,500 or outside the ordinary course of business;

        (d) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Seller is a party or by which it is bound involving more than $7,500 or outside the ordinary course of business;

        (e) Seller has not allowed any Claims to be imposed upon any of its assets, tangible or intangible outside the ordinary course of business;

        (f) Seller has not made any capital expenditure (or series of related capital expenditures) either involving more than $7,500 or outside the ordinary course of business;

        (g) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

        (h) Seller has not issued, or agreed to issue, any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $1,000 or outside the ordinary course of business;

        (i) Seller has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

        (j) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $7,500 or outside the ordinary course of business;

        (k) Seller has not granted any license or sublicense of any rights under or with respect to patents, trademarks or copyrights;

        (l) Seller has not accelerated collection of accounts receivables through special inducements or outside the ordinary course of business;

        (m) Seller has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

        (n) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its stockholders (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

        (o) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

        (p) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

        (q) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

        (r) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

        (s) Seller has not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

        (t) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; or

        (u) Seller has not agreed, whether or not in writing, to do any of the foregoing.


        SECTION 2.14. Certain Practices. Neither the Seller, nor any of its directors or officers, nor to the best knowledge of Seller, its employees have, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Seller or any subsidiary; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for federal income tax purposes; or made any bribe, kickback, or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

        SECTION 2.15. Compliance with Law; Licenses and Permits. Except as set forth on Schedule 2.15, the Seller has complied in all material respects with all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Except as set forth on Schedule 2.15, there is no existing law, rule, regulation or order, whether federal, state or local, which would prohibit or materially restrict the Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business in the manner heretofore conducted by the Seller in any jurisdiction in which the Business is now conducted. The Seller possesses all franchises, permits, licenses, certificates and consents required from any governmental or regulatory authority in order for the Seller to carry on its business as currently conducted and to own and operate its properties and assets as now owned and operated. All of such licenses and permits are in full force and effect and true and correct copies of all such licenses and permits are included in Schedule 2.15 hereto. All such licenses and permits that are subject to transfer are included in the Transferred Assets.

        SECTION 2.16.    Employee Benefits.

        (a) Set forth on Schedule 2.16 is a list of all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare and other employee benefit plans, programs or arrangements pursuant to which the Seller or its ERISA Affiliates provides (directly or indirectly, individually or jointly through others) benefits or compensation to or on behalf of employees or former employees of the Seller or its ERISA Affiliates, whether formal or informal, whether or not written ("Employee Plan"). On request by the Buyer, the Seller shall furnish a copy of each Employee Plan and a copy of any related materials. The Seller will maintain the benefits listed on Schedule 2.16 in full force and effect through the termination of the Employee Leasing Agreement. Except as set forth in the Employee Leasing Agreement, the Buyer shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Seller for services rendered prior to the termination of the Employee Leasing Agreement.
Schedule 2.16.1 hereto sets forth a true and complete list of the names and current compensation paid by Seller to each corporate or administrative employee and each consultant utilized in connection with the operation of the Business.

        (b) Each Employee Plan covering any present or former employee of the Seller which is subject to the continuation health coverage requirements of
Section 4980B of the Code or Section 601 of ERISA or any applicable state law has complied with all such requirements for continuation coverage.

        (c) Except as set forth on Schedule 2.16, there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against or with respect to any Employee Plan or the assets of any Employee Plan.

        (d) Each Employee Plan (and the related trust or funding vehicle, if any) has been administered and maintained in material compliance with its terms and with applicable law. Except as set forth on Schedule 2.16, each Employee Plan which is intended to be qualified under Section 401 of the Code and each amendment to such plan is subject to a favorable determination letter from the Internal Revenue Service and each such plan has at all times been maintained, by its terms and in operation, in material compliance with Section 401 of the Code. Except with respect to the Flexible Benefit Spending Account, the assets of each Employee Plan which is not funded through the general assets of the Seller are at least equal to the liabilities under such Employee Plan, and all assets of each Employee Plan are shown on the books and records of such Employee Plan at fair market value. No Employee Plan has unfunded liabilities that as of the Closing Date are not accurately and fully reflected on the Seller's Balance Sheet.

        (e) Neither the Seller nor any of its ERISA Affiliates is or has been a participant in, or is or has been obligated to maintain or to make contributions to, a multi-employer plan (within the meaning of ERISA Section 3(37) and ERISA Section 40001(a)(3)) or an Employee Plan which is subject to Title IV of ERISA. Neither the Seller nor any ERISA Affiliate has sponsored, contributed to or been obligated under Title I or IV of ERISA to contribute to a "defined benefit plan" (as defined in ERISA Section 3(35)). The Seller is not obligated to provide post-retirement medical benefits or any other unfunded post-retirement welfare benefits to or on behalf of any persons whatsoever (except the benefits pursuant to the continuation health coverage requirements under Section 4980B of the Code, ERISA Section 601, or applicable state law).

        (f) Neither the Seller nor its ERISA Affiliates is subject to and, to the best knowledge of Seller, no facts exist which could subject the Seller or any of its ERISA Affiliates to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefit payments or related claims, any liability for any tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA other than claims for medical benefits or distribution requests processed in the normal course of business. No reportable event under Section 4043 of ERISA, has occurred or, to the best knowledge of the Seller, will occur with respect to such Employee Plan.

        (g) Termination of or withdrawal from any Employee Plan immediately after the Closing Date would not subject the Buyer to any liability, tax or penalty whatsoever.

        (h) The execution or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the Employee Plans, including any obligation to make any payment which would not be deductible as an excess golden parachute payment under Section 280G of the Code.

        (i) All contributions to or under each Employee Plan and all expenses of each Employee Plan are fully deductible for income tax purposes for the taxable year for which such contributions are made or such expenses are paid. All contributions to or under each Employee Plan have been made when due under the terms of such Employee Plan in accordance with applicable law.

        (j) Neither the Seller nor its ERISA Affiliates have entered into any contract, agreement or arrangement (whether oral or written) under which the Seller or its ERISA Affiliates have assumed any liability relating to its clients' retirement plans, nor have the Seller and/or its ERISA Affiliates made any verbal representations that the use of any employees of the Seller or its ERISA Affiliates would have no adverse consequence on such client retirement plans.

        (k)      Seller has not engaged in employee leasing as defined in this
Section 2.16(k). Employee leasing is defined solely for purposes of this
Section 2.16(k) to mean the placement by an employer (customer) of all or most of its existing work force onto the payroll of an employee leasing firm and an explicit co-employment relationship following the termination-lease back.

        (l) For purposes of this Section 2.16, the term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the term "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Seller is treated as a single employer under Section 414(b), (c), (m), (o) or (t) of the Code.

        (m) All obligations of Seller to employees under each Employee Plan for all periods ending prior to the Closing Date have been properly paid or accrued on the Balance Sheet.

        SECTION 2.17. Fixed Assets. Except as shown on Schedule 2.17, the Seller has good and marketable title to all of the Transferred Assets, free and clear of all claims, liens, mortgages, charges and encumbrances. All of the Transferred Assets, whether owned or leased, shall be transferred in their current condition on an "AS IS" basis, and Seller makes no warranty as to the condition or suitability of such assets.

        SECTION 2.18. Insurance. The Seller is, and will be through the Closing Date, insured with insurers in respect of its properties, assets and businesses as set forth on the attached Schedule 2.18. Schedule 2.18 lists the insurance coverage carried by the Seller, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing Date and, in the case of Workers' Compensation insurance, for all events occurring prior to the termination of the Employer Leasing Agreement. Except as set forth on Schedule 2.18, the Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, (iv) has not received notice of any insurance premiums which will be materially increased in the future, and (v) is not aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

        SECTION 2.19. Outstanding Contracts. Schedule 2.19 sets forth a description of all existing contracts, agreements, leases, commitments, licenses and franchises, which involve obligations or commitments by the Seller of $10,000 or more and are not cancelable by the Seller without penalty within 30 days (collectively "Contracts"), whether written or oral, relating to the Seller. Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Contracts specified on Schedule 2.19 which are in writing, and such schedule sets forth a complete description of all Contracts which are not in writing. All of the Contracts are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.19.1, the Seller and, to the best knowledge of Seller, each other party thereto have materially performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice of lapse of time or both) under any of the Contracts. The Seller has no present expectation or intention of not fully performing all its obligations under each of the Contracts, and Seller has no knowledge of any breach or anticipated breach by the other party to any of the Contracts to which the Seller is a party. Except as set forth on Schedule 2.19.2, none of the Contracts has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and Seller is not aware of any intention or right of any party to declare another party to any of the Contracts to be in default. Except as set forth on Schedule 2.19.3, there exists no actual or, to the best knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of the Seller by any party to any of the Contracts.

        SECTION 2.20 Outstanding Leases. Schedule 2.20 sets forth a description of each agreement by which the Seller leases each parcel of real property (the "Leased Parcels") used in connection with the Business (collectively, the "Leases"). Seller has delivered or made available to the Buyer true, correct and complete copies of all of the Leases specified on
Schedule 2.20. All rents due under the Leases have been paid. All of the Leases are in full force and effect and enforceable in accordance with its terms, except to the extent that the enforceability thereof may be subject to or affected by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally. Except as set forth on Schedule 2.20, the Seller and to the best knowledge of Seller, each other party thereto have performed all the obligations required to be performed by it, have received no notice of default and are not in default (with due notice or lapse of time or both) under any of the Leases. The Seller has no present expectation or intention of not fully performing all its obligations under each of the Leases, and Seller has no knowledge of any breach or anticipated breach by the other party to any of the Leases. Except as set forth on Schedule 2.20, none of the Leases has been terminated; no notice has been given by any party thereto of any alleged default by any party thereunder; and the Seller is not aware of any intention or right of any party to declare another party to any of the Leases to be in default. There exists no actual or, to the best knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of the Seller with any party to any of the Leases.

        SECTION 2.21. Intellectual Properties. Schedule 2.21 contains an accurate and complete list of all domestic and foreign letters, patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade name, trademarks, copyrights, unpatented inventions, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications, trade secrets or other confidential proprietary information owned or used by the Seller in the operation of the Business (collectively the "Intellectual Property"). Except as set forth on Schedule 2.21 and except for commercial software licensed for use on personal computers, the Seller owns the entire right, title and interest in and to the Intellectual Property, trade secrets and technology used in the operation of its Business and each item constituting part of the Intellectual Property which is owned by the Seller has been, to the extent indicated in
Schedule 2.21, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark office or such other government entities, domestic or foreign as are indicated in Schedule 2.21 and such registrations, filings and issuances remain in full force and effect. There are no pending or, to the best knowledge of the Seller, threatened proceedings or litigation or other adverse claims affecting or with respect to the Intellectual Property. There is, to the best knowledge of the Seller, no reasonable basis upon which a claim may be asserted against the Seller for infringement of any domestic or foreign letters patent, patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, service mark registrations or applications copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Seller, no Person is infringing the Intellectual Property.

        SECTION 2.22. Proprietary Information of Third Parties. Except as disclosed on Schedule 2.22, no third party has claimed or, to the best knowledge of Seller, has reason to claim that any Person employed by or consulting with the Seller ("Related Person") has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Seller which suggests that such a claim might be contemplated. Except as disclosed on Schedule 2.22, to the best knowledge of Seller, no related person has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer and, no Related Person has violated any confidential relationship which such person may have had with any third party, in connection with the development, or sale of any service of the Seller, and Seller has no reason to believe there will be any such employment or violation.

        SECTION 2.23.    Transactions with Affiliates. Except as disclosed on
Schedule 2.23, no stockholder, director, or executive officers of the Seller, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a beneficial interest greater than 5% or is an officer, director, trustee, partner or holder of any equity interest greater than 5%, is a party to any transaction with the Seller, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

        SECTION 2.24. Taxes. Except as set forth on Schedule 2.24, all federal, state, local and foreign tax returns and tax reports required to be filed by the Seller on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and all amounts shown as owing thereon have been paid. All taxes (including, without limitation, income, accumulated earnings, property, sales,use, franchise, value added, fuel, employees' income withholding and social security taxes) which have become due or payable or are required to be collected by the Seller or are otherwise attributable to any periods ending on or before the Effective Date and all interest and penalties thereon, whether disputed or not, have been paid or will be paid in full or adequately reflected on the Balance Sheet or the Seller's books and records on or prior to the Effective Time. Except as set forth on
Schedule 2.24, all deposits required by law to be made by the Seller with respect to employees' withholding taxes have been duly made, and as of the Effective Time all such deposits due will have been made. The Seller has delivered to the Buyer true and complete copies of all of Seller's state and federal income tax returns for the fiscal periods ended December, 1995 and 1994 and all reports and results of income tax audits, if any, related thereto. Except as set forth on Schedule 2.24, no examination of any tax return of the Seller is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any such tax return.

        SECTION 2.25. Litigation. Except as set forth on Schedule 2.25, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against or affecting the Seller (whether or not Seller is a party or prospective party thereto), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending relating to the Seller or (iii) governmental inquiry pending or threatened against or involving the Seller, and Seller knows of no basis for any of the foregoing. The Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the business, prospects, financial condition, operations, property or affairs of the Seller. There are no outstanding orders, writs, judgments, injunctions or decrees served upon the Seller by any court, governmental agency or arbitration tribunal against the Seller. To the best knowledge of Seller, there are no facts or circumstances which may result in institution of any action, suit, claim or legal administrative or arbitration proceeding or investigation against, involving or affecting the Seller or the transactions contemplated hereby. The Seller is not in default with respect to any order, writ, injunction or decree known to or served upon it from any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Except as disclosed on Schedule 2.25, there is no action or suit by the Seller pending or threatened against others.

        SECTION 2.26. Environmental Matters. The Seller and, to the best knowledge of Seller, all Leased Parcels are in compliance with all applicable laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities with respect to all environmental statutes, rules and regulations. Except as set forth on Schedule 2.26, the Seller has not received notice of, nor does the Seller have knowledge of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Seller or the Seller's predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance with, or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transport, or the emission, discharge, release or threatened release into the environment, of any substance. As used in this Section 2.26, the term "Substance" or "Substances" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in any presently enacted federal, state or local statute or any regulation that has been promulgated pursuant thereto. No part of any of the Leased Parcels has been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any other such list by any federal, state or local authorities.

        SECTION 2.27.    Broker's or Finder's Fees. Except as set forth on
Schedule 2.27, no agent, broker, person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker's or finder's fees from the Seller or from any person controlling, controlled by or under common control with the Seller in connection with any of the transactions contemplated herein.

        SECTION 2.28. Disclosure. All Documents delivered or to be delivered by the Seller, and to the best knowledge of Seller all Documents delivered or to be delivered on behalf of the Seller, in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. To the best knowledge of Seller, neither this Agreement, nor any of the other Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by the Seller herein or therein, in light of the circumstances in which made, not misleading. To the best knowledge of Seller, there is no fact which materially and adversely affects the business, prospects or financial condition of the Seller or its properties or assets, which has not been set forth in the Documents.

        SECTION 2.29. Accounts Receivable. All accounts receivable of the Seller that are reflected on the Balance Sheet on the Balance Sheet Date or on the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the net Accounts Receivable are or will be as of the Closing Date current and collectible. Each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days after the day on which it first becomes due and payable. After such 120 day period, the Buyer shall re-assign such accounts to the Seller for collection and Seller shall reimburse Buyer (by direct payment or set-off of Escrow) for the balance of such uncollectible account. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

        SECTION 2.30.    Intentionally omitted.

        SECTION 2.31 Protection of Creditors. The transfer to Buyer by the Seller of the Transferred Assets does not and will not constitute a fraudulent transfer or fraudulent conveyance under any applicable state or federal law or regulation or under any similar laws relating to creditors' rights generally. The Purchase Price constitutes fair and adequate consideration for the Transferred Assets. The Seller has not entered into this agreement or made any transfer or incurred any obligations hereunder or in connection herewith, with actual intent to disturb, hinder, delay or defraud either present or future creditors or other persons.


              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

        As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

        SECTION 3.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on the Buyer's ability to purchase the Businesses pursuant to this Agreement and perform its obligations under this Agreement.

        SECTION 3.2. Corporate Power and Authority. The Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of the Documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action of the Buyer. The Documents to be executed and delivered by the Buyer have been duly executed and delivered by, and constitute the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with their terms.

        SECTION 3.3. Validity, Etc. Neither the execution and delivery by the Buyer of this Agreement and the other Documents, the consummation by the Buyer of the transactions contemplated hereby or thereby, nor the performance by the Buyer of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will: (i) violate, conflict with or result in any breach of any trust agreement, articles of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to the Buyer, (ii) violate, conflict with or result in a breach, default or termination (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which the Buyer is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer.

        SECTION 3.4. Disclosure. All Documents delivered or to be delivered by or on behalf of the Buyer in connection with this Agreement and the transactions contemplated hereby are true, complete and correct in all material respects. Neither this Agreement, nor any of the Documents, contains any untrue statement of a material fact or omits a material fact necessary to make the statements made by Buyer herein or therein, in light of the circumstances in which made, not misleading. There is no fact which may have a material adverse effect on the Buyer's ability to pay or otherwise perform its obligations under this Agreement, which has not been set forth in the Documents.

        SECTION 3.5. Governmental Approvals. No registration or filing with, or consent or approval of or other action by, any Federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Buyer of this Agreement.

        SECTION 3.6. Negotiations. Without limiting any of Seller's representations, warranties, or covenants herein, Buyer hereby acknowledges the following:

        (a) As of the Closing, (i) Buyer has had an opportunity to examine the assets and liabilities of Seller; (ii) Buyer has asked Seller questions related to the Business, and Seller has answered all such questions; and (iii) Seller has provided Buyer with the information Buyer has requested;

        (b) There are substantial risks associated herewith which may influence the success or failure of the venture contemplated herein;

        (c) The terms and conditions of this Asset Purchase Agreement are fair and equitable;

        (d) The terms agreed upon between the parties have been established through an arms-length negotiation; and

        (e) The parties reached the terms, conditions, and consideration after the Buyer had made an independent judgment as to the value of said assets and then by negotiations between the parties, and Buyer has been represented by legal counsel who has participated in the drafting hereof.


                      ARTICLE IV. COVENANTS AND AGREEMENTS

        SECTION 4.1. Cooperation. Each of the parties hereto shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

        SECTION 4.2. Best Efforts. Seller and Buyer shall each use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the transactions contemplated by this Agreement and the Buyer's ownership and operation of the Seller's Business after the Closing Date. Prior to the Closing Date, the Seller will use commercially reasonable efforts to preserve its relationships with its employees, customers and others having business relationships with the Seller and will maintain the Employee Information, the

Records and the Electronic Records under its control and custody in a manner consistent with past practice.

        SECTION 4.3. Tax Returns. The Seller shall cause to be prepared and timely filed, at its sole expense, all of its required tax returns for all periods up to and including the Effective Date. The Seller shall be responsible for the payment of, and will indemnify, defend and hold the Buyer harmless against all taxes due or assessed which relate to the operations of the Businesses for all periods up to and including the Effective Date. Buyer shall have no rights to any refunds or deferred benefits available to Seller and Stockholders attributable to tax returns filed for and applicable to any period prior to the Effective Date.

        SECTION 4.4. Investigations. Seller shall give Buyer and its employees, accountants, attorneys and other authorized representatives full access during all reasonable times to all the premises, properties, books and records, and furnish Buyer with such financial and operating data, analyses and other information of any kind respecting Seller's business and properties as Buyer shall from time to time request. Any investigation shall be conducted in a manner which does not unreasonably interfere with business operations. For a period of two (2) years after Closing or, with regard to tax or environmental claims, for the full period of the applicable statue of limitations, and until any such action is finally resolved in full, Buyer shall give Seller or Stockholders, or any of their authorized agents or representatives, full access during reasonable times to all of the books and records of the Business that are transferred to Buyer pursuant to this Agreement for preparation of tax returns or in connection with the defense of any action against Seller or Stockholders for events occurring prior to the Effective Date.

        SECTION 4.5. Payment of Liabilities. Except for the Assumed Liabilities, Seller shall pay and satisfy in full all of its other obligations and liabilities, of any nature whatsoever, which accrue prior or subsequent to the Effective Date.

        SECTION 4.6. Employees and Consultants. Buyer and Seller have determined in good faith that the closing of the transactions contemplated by this Agreement will not result in an "employment loss" within the meaning of the Workers Adjustment Retraining and Notification Act, 29 U.S.C. Section 2101 et seq. (the "Warn Act"). Seller will make all of its employees and consultants relating to the Business available to be hired by the Buyer. Notwithstanding the foregoing and except as otherwise set forth in this Agreement, the Buyer shall be under no obligation to hire any such employees and consultants. Buyer and Seller understand and acknowledge that each is an employer subject to the Warn Act. The Seller shall be responsible for any Warn Act violations based on or arising from acts, events or omissions prior to the termination of the Employee Leasing Agreement, and the Buyer shall be responsible for any Warn Act violations based on or arising from acts, events or omissions after the termination of the Employee Leasing Agreement. At the termination of the Employee Leasing Agreement, Seller shall provide to the Buyer a list of all employees or former employees terminated by Seller during the one hundred eighty (180) days prior to the termination of the Employee Leasing Agreement. Buyer represents and warrants that during the first ninety (90) days after the Closing it will not terminate any employee or employees whose termination would, in the aggregate with terminations by the Seller during the ninety (90) day period prior to the Closing, result in a violation of the Warn Act. Buyer will indemnify and hold harmless Seller and Stockholders from any and all claims brought under the Warn Act relating to any termination(s) of employee(s) by Buyer, including course of defense of any such claims. Nothing herein shall be deemed either to affect or to limit in any way the management prerogatives of Buyer with respect to employees, or to create or to grant to such employees any third party beneficiary rights or claims or causes of action of any kind or nature.

        SECTION 4.7. Obligations Concerning Employees. Except for expenses incurred in the ordinary course of business and properly accrued but unpaid, the Seller will be responsible for all liabilities associated with the employees which relate to the period prior to the termination of the Employee Leasing Agreement (the "Employee Transfer Date"). Buyer will be responsible for all liabilities associated with the Employees which relate to the period subsequent to the termination of the Employee Leasing Agreement. After the termination of the Employee Leasing Agreement, Buyer will notify the relevant parties that Buyer will be responsible for expenses associated with benefit plans for the Employees. Upon the termination of the Employee Leasing Agreement, the Seller agrees to provide Buyer with a true and complete list of the FICA wages and FICA withholdings related to compensation paid by the Seller to the Employees prior to the termination of the Employee Leasing Agreement. Buyer covenants and agrees that it will not, for the twelve (12) months immediately following the Closing Date, reduce the current compensation of any branch manager, recruiter, marketer, or the Vice President of Finance.


        SECTION 4.8. Bulk Transfer Compliance. Buyer hereby waives compliance by the Seller with the provisions of Article 6 of the Uniform Commercial Code as in effect in the State of Missouri (the "Bulk Sales Statutes"). The Stockholders shall indemnify, defend and hold Buyer harmless from and against any loss, liability, cost, expense or damage resulting from the assertion of a claim made against the Transferred Assets or Buyer by any creditor of the Seller pursuant to the Bulk Sales Statutes, or any other applicable law related to bulk sales.

        SECTION 4.9. Non-Competition Covenant. As an additional inducement for Buyer to enter into this Agreement, the parties hereby agree to the provisions of this Section 4.9. During the Noncompetition Period (as defined below), neither Seller nor Stockholders shall, (i) within the territorial boundaries of the continental United States, where the Business of Seller is now conducted, compete directly or indirectly with the Buyer's business; (ii) solicit directly or indirectly any of the Accounts (as hereinafter defined) of Seller or of Buyer or its affiliates or services similar to those of/and in the Buyer's business; (iii) be employed by or otherwise render services to, or own any interest in, any Person that directly or indirectly (a) competes with the Buyer's business or its affiliates within the States of the United States in which the Business is currently conducted, or (b) solicits directly or indirectly any of the Accounts included in the Transferred Assets or of Buyer or its affiliates; (iv) solicit directly or indirectly for employment by Seller or Stockholders any of the employees of the Business; or (v) take any action or fail to take any action which is likely to adversely affect Buyer's relationship with, or purposefully interfere with the business relationship of or solicit the business or orders of: (x) any customer of Buyer, or (y) a prospective or potential customer of Buyer. For purposes of this Section 4.9, the term "Accounts" shall mean any Person located in the United States of America for which Seller has performed services with respect to the Business or Buyer or its affiliates does perform services in the Buyer's business during the period beginning three (3) years prior to the date hereof and ending on the third anniversary of the Closing Date. Each of Seller and Stockholders agrees that the limitations set forth herein on the rights of Seller and its affiliates to compete with buyer and its affiliates are reasonable and necessary for the protection of the Buyer. In this regard, Seller and Stockholders specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on its activities specified herein, are reasonable and necessary for the protection of the Buyer. Seller and Stockholders further recognize and agree that violation of any of the agreements contained in this Section 4.9 will cause irreparable damage or injury to Buyer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Buyer and its affiliates shall be entitled to an injunction, without the necessity of posting a bond, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Buyer and its affiliates may have against Seller or Stockholders and their affiliates, including, but not limited to, the recovery of damages. Further, it is agreed by Seller and Stockholders that in the event the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted.

        For purposes of this Section 4.9, the term Noncompetition Period shall mean (i) with respect to Earl Lindenberg, the period commencing on the date hereof through the third anniversary of the Closing Date, and (ii) with respect to Mark Tiemann, the period commencing on the date hereof through the second anniversary of the closing Date.

        SECTION 4.10. Nondisclosure of Confidential Information. Seller and Stockholders each recognize and acknowledge that they have and will have access to certain confidential information of Seller that is included in the Transferred Assets (including, but not limited to, list of customers, and costs and financial information) that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of Buyer. Seller and Stockholders each agree that they will not disclose, and they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of Buyer. Seller and Stockholders recognize and agree that violation of any of the agreements contained in this Section 4.10 will cause irreparable damage or injury to Buyer, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Buyer shall be entitled to an injunction, without the necessity of posting bond, therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Buyer may have against Seller or Stockholders.

        SECTION 4.11. Corporate Names. Within fifteen (15) days of Closing the Stockholders shall cause the name of Seller to be changed such that the new name of Seller is not similar to the existing name and has been approved by the Secretary of State of Missouri.

        SECTION 4.12. Non-Competition Agreements. Seller shall use its best efforts to cause each employee of Seller, for which there is no existing and assignable non-competition agreement with Seller, to execute a non-competition agreement with Buyer within thirty (30) days of Closing.

        SECTION 4.13. Certain Expenses of Seller. The parties hereto agree that the annual expenditures for marketing and employee functions of the Business, as operated by Seller and Stockholders after Closing, shall not exceed $100,000 in the aggregate in the first twelve (12) months following Closing.

        SECTION 4.14. Employee Stock Options. Within thirty (30) days of Closing, StaffMark shall grant employees of the Corporation, other than the Stockholders, options to purchase an aggregate of 15,000 shares of StaffMark Common Stock, par value $.01 per share, in an amount to each employee to be determined by mutual agreement of the parties hereto. Such options shall be granted pursuant to and subject to the terms of StaffMark's 1996 Stock Option Plan.


                ARTICLE V. CONDITIONS TO THE BUYER'S OBLIGATIONS

        The obligation of the Buyer to make deliveries to the Seller pursuant to Section 1.2 and 1.3 hereof and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by the Buyer in its sole discretion:

        SECTION 5.1. Representations and Warranties True. All of the representations and warranties made by Seller in Article II of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Seller shall have in all material respects performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and Buyer shall have been furnished certificates of the President of the Seller, dated the Closing Date, in his corporate capacity, certifying to the truth in all material respects of such representations and warranties as of the Closing Date and to the fulfillment in all material respects of such covenants and conditions.

        SECTION 5.2. Consents; Permits. All requisite governmental approvals and consents of third parties required to be received to prevent any material license, permit or agreement relating to the Business from terminating prior to its scheduled termination, as a result of the consummation of the transactions contemplated hereby, shall have been obtained and all permits listed in Schedule 2.15 shall have been transferred or reissued to the Buyer.

        SECTION 5.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 5.4. Opinion of Counsel to the Seller. The Buyer shall have received an opinion from counsel to Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

        SECTION 5.5. Closing Documents. The Seller shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 5.6. Approval of the Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Buyer and its counsel.

        SECTION 5.7. Employment Agreements. The Buyer shall have received executed non-competition/employment agreements with Earl Lindenberg and Mark Tiemann in form and content acceptable to Buyer and Earl Lindenberg and Mark Tiemann (the "Employment Agreements").

        SECTION 5.8. Adverse Change. There shall have been no material adverse change in the Transferred Assets or condition (financial or otherwise) of the Seller from the date of this Agreement through the Closing Date.

        SECTION 5.9. Escrow Agreement. The Seller shall have delivered an executed Escrow Agreement.

        SECTION 5.10. Employee Leasing Agreement. The Seller shall have executed and delivered the Employee Leasing Agreement.

        SECTION 5.11. Additional Agreements. Buyer and affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


               ARTICLE VI. CONDITIONS TO THE SELLER'S OBLIGATIONS

        The obligation of the Seller to transfer the Transferred Assets to Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Seller in its sole discretion:

        SECTION 6.1. Representations and Warranties True. All of the representations and warranties made by Buyer in Article III of this Agreement shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier specified date; the Buyer shall have in all material respects performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; and the Seller shall have been furnished certificates of the President or the Chief Financial Officer of the Buyer, dated the Closing Date, in his corporate capacity, certifying to the truth in all material respects of such representations and warranties as of the Closing Date and to the fulfillment in all material respects of such covenants and conditions.

        SECTION 6.2. Closing Documents. The Buyer shall have delivered all of the Schedules, resolutions, certificates, documents and instruments required by this Agreement.

        SECTION 6.3. No Obstructive Proceeding. No suit, action or other proceeding shall have been instituted to restrain, enjoin or otherwise prevent or question the legality of the consummation of the transactions contemplated by this Agreement.

        SECTION 6.4. Approval of the Seller and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the direction of, the Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to the Seller and its counsel.

        SECTION 6.5. Escrow Agreement. The Buyer shall have delivered an executed Escrow Agreement.

        SECTION 6.6. Employment Agreements. The Buyer shall have executed and delivered the Employment Agreements.

        SECTION 6.7. Employee Leasing Agreement. The Buyer shall have executed and delivered the Employee Leasing Agreement.

        SECTION 6.8. Opinion of Counsel to Buyer. The Seller shall have received an opinion of counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

        SECTION 6.9. Additional Agreements. Buyer and affiliates shall have entered into such additional agreements as may reasonably be required to be entered into by such parties on or before the Closing.


            ARTICLE VII. THE CLOSING AND CERTAIN CLOSING DELIVERIES

        SECTION 7.1. Time and Place of Closing. Upon the terms and subject to the satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Behr, Mantovani, McCarter & Potter, P.C., on April 24, 1997, or at such other place, date and time as may be mutually agreed upon by the parties (the "Closing Date") via facsimile signatures of the parties hereto, with original signatures of the parties to be exchanged within five (5) business days of Closing. The transactions contemplated by this Agreement shall be effective for accounting purposes as of 12:01 A.M. (CST) (the "Effective Time") on April 1, 1997, (the "Effective Date").

        SECTION 7.2.     Deliveries by the Seller.

        (1) At the Closing, the Seller will deliver or cause to be delivered to the Buyer the following:

                 (a) All required consents of third parties to the sale conveyance, transfer, assignment and delivery of the Transferred Assets and the Business of Seller hereunder;

                 (b) A certificate of the Secretary of Seller certifying as of the Closing Date, (i) a true, correct, and complete copy of the Articles of Incorporation of Seller and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the Bylaws of Seller and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by Seller's Stockholders authorizing and approving the execution, performance and delivery of this Agreement and the transactions contemplated by this Agreement; and (iv) Good Standing Certificate from the Missouri Secretary of State;

                 (c) The affidavit of the Seller certifying as to its non-foreign status in accordance with Section 1445(6)(2) of the Code.

                 (d)     The opinion of Seller's counsel required by Section
5.4 above;

                 (e)     Executed Employment Agreements;

                 (f)     All Schedules required by this Agreement;

                 (g)     Executed Escrow Agreement;

                 (h)     Executed Employee Leasing Agreement; and

                 (i) All other documents, instruments and writings required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

        SECTION 7.3.     Deliveries by the Buyer.

        (1) At the Closing, the Buyer will deliver the following to or for the account of Seller or certain of its employees, as the case may be:

                 (a) The Purchase Price as required by Section 1.2 above, and an executed copy of the Escrow Agreement;

                 (b)     Verification of funding of the Escrow;

                 (c) A certificate of an executive officer of Buyer certifying as of the Closing Date (i) a true, correct, and complete copy of the Articles of Incorporation of the Buyer and all amendments thereto as in effect on the Closing Date; (ii) a true, correct, and complete copy of the bylaws of the Buyer and all amendments thereto as in effect on the Closing Date; (iii) a true, correct, and complete copy of the resolutions approved and adopted by the Board of Directors of the Buyer authorizing the transactions contemplated herein; (iv) Good Standing Certificate from the Delaware Secretary of State;

                 (d)     Executed Employment Agreements;

                 (e)     Executed Employee Leasing Agreement; and

                 (f) All other documents, instruments and writings required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                         ARTICLE VIII. INDEMNIFICATION

        SECTION 8.1. Survival. All representations and warranties in this Agreement and the Documents shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of two years and all such representations and warranties shall expire on the second anniversary of the Closing Date, except that (a) claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this Article VIII shall survive until finally resolved and satisfied in full, and (b) tax or environmental claims arising from a breach of Sections 2.24 and 2.26, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period. The representations and warranties shall not be affected or otherwise diminished by any investigation at any time representations and warranties were made.

        SECTION 8.2. Indemnification by Seller. Subject to the terms herein, the Seller and Stockholders, jointly and severally, shall indemnify, defend, and hold the Buyer and its officer, directors, and employees, and their respective successors and assigns (the "Seller's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorney's and paralegal fees (the "Damages"), arising out of or in any manner incident, relating or attributable to (provided that this Section
8.1 shall not apply to any items that have been expressly assumed by Buyer under this Agreement):

                 (a) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) of or against Buyer related in any way to the Business or Transferred Assets of any of them (including any liability of Seller or Stockholders under all ERISA laws);

                 (b) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related in any way to the Transferred Assets or the Business to the extent such liability arises in connection with any action, omission or event occurring on or prior to the Closing Date;

                 (c) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any liens, obligations or encumbrances of any nature whatsoever against or in any way related to the Transferred Assets or the Business which have not been expressly assumed by the Buyer under Section 1.3;

                 (d) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to the Taxes of Seller or Stockholders;

                 (e) any liability or claim for liability (whether or not successful) related to any lawsuit or threatened lawsuit or claim involving the Seller or Stockholders;

                 (f) Any inaccuracy in any representation or breach of any warranty of Seller or Stockholders contained in this Agreement;

                 (g) Any failure by Seller or Stockholders to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents; or

                 (h) Reliance by the Buyer on any books or records of the Seller or on any written information furnished to the Buyer pursuant to this Agreement by or on behalf of the Seller in the event that such books and records or written information are false or inaccurate.

        SECTION 8.3. Limitation of Certain Liability. To the extent the Seller's Indemnitees incur or suffer Damages for any matter for which Seller and Stockholders are obligated to indemnify, hold harmless and defend Buyer under Section 8.2(a), (b), (f), (g) or (h) above, Seller and Stockholders shall not be liable for any such Damages (i) until Buyer has suffered aggregate losses by reason of all such misrepresentations, breaches of warranty and/or any non- fulfillments of covenants or agreements on the part of Seller and/or Stockholders in excess of a $50,000 threshold (at which point Seller and Stockholders will be obligated to indemnify Buyer from and against all such aggregate losses including losses back to the first dollar), provided, however, that the limitations set forth above specifically shall not apply to Damages
(y) resulting from or attributable to intentional fraud or any willful misconduct by Seller and Stockholders, or (z) for any matter or matters (other than those set out in Section 8.2(a), (b), (f), (g) or (h) above), for which Seller or Stockholders is obligated to indemnify, hold harmless and defend Buyer.

        SECTION 8.4. Notice to Seller, Etc. If any of the matters as to which the Seller's Indemnitees are entitled to receive indemnification under
Section 8.2 should entail litigation with or claims asserted by parties other than the Seller, the Seller shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Buyer of its election to do so. To the extent requested by the Seller, the Buyer, at its expense, shall cooperate with and assist the Seller, in connection with such claim or litigation. Buyer, at its expense, shall have the right to appoint single counsel to consult with and remain advised by the Seller in connection with such claim or litigation. The Seller shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Seller shall not settle any third party claim without the consent of the Buyer, which shall not be unreasonably denied or delayed.

        SECTION 8.5. Indemnification by Buyer. The Buyer shall indemnify, defend, and hold the Seller and its Stockholders and officers and employees and their respective successors and assigns (the "Buyer's Indemnitees") harmless from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense of any kind or character, including reasonable attorney's and paralegal fees (the "Damages"), exceeding in the aggregate $25,000 (at which point Buyer will be obligated to indemnify Seller from and against all such aggregate losses including losses back to the first dollar) and arising out of or in any manner incident, relating or attributable to:

                 (a) Any inaccuracy in any representation or breach of warranty of the Buyer contained in this Agreement;

                 (b) Any failure by the Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under any of the Documents;

                 (c) Reliance by the Seller on any books or records of the Buyer or reliance by the Seller on any written information furnished to the Seller pursuant to this Agreement by or on behalf of the Buyer in the event that such books and records or written information are false or inaccurate; or

                 (d) The failure of Buyer to pay or perform the Assumed Liabilities, Contracts and Leases subsequent to the Closing Date; or

        SECTION 8.6. Notice to the Buyer, Etc. If any of the matters as to which the Buyer's Indemnitees are entitled to receive indemnification under
Section 8.5 should entail litigation with or claims asserted by parties other than the Buyer, the Buyer shall be given prompt notice thereof and shall have the right, at its expense, to control such claim or litigation upon prompt notice to Seller of its election to do so. To the extent requested by the Buyer, the Seller, at its expense shall cooperate with and assist the Buyer, in connection with such claim or litigation. Seller, at its expense, shall have the right to appoint single counsel to consult with and remain advised by the Buyer in connection with such claim or litigation. The Buyer shall have final authority to determine all matters in connection with such claim or litigation; provided, however, that the Buyer shall not settle any third party claim without the consent of the Seller, which shall not be unreasonably denied or delayed.

        SECTION 8.7. Right of Set-Off. Upon notice to Seller specifying in reasonable detail the basis for such set- off, Buyer may give notice of a Claim under the Escrow Agreement for amounts to which it may be entitled under this
Article VIII. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Escrow Agreement. Neither the exercise of nor failure to exercise such right of set-off or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

        SECTION 8.8. Survival of Indemnification. The obligations to indemnify and hold harmless pursuant to this Article VIII shall survive the Closing of the purchase of the Business contemplated hereby for a period of two years, notwithstanding any investigation at any time made by or on behalf of any party, except that (a) claims, if any, asserted in writing prior to such second anniversary identified as a claim for indemnification pursuant to this
Article VIII shall survive until finally resolved and satisfied in full, and
(b) tax or environmental claims arising from a breach of Sections 2.24 and 2.26, respectively, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to the expiration of any such period.


                           ARTICLE IX. MISCELLANEOUS

        SECTION 9.1. Knowledge of Seller. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best knowledge of Seller, Seller confirms that it has made due and diligent inquiry of its directors, officers, and Stockholders as to the matters that are the subject of such representations and warranties.

        SECTION 9.2. Knowledge of Buyer. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the best of knowledge of Buyer, Buyer confirms that it has made due and diligent inquiry of its President, Vice Presidents and Chief Financial Officer as to the matters that are the subject of such representations and warranties.

        SECTION 9.3. "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

        SECTION 9.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) sent by recognized overnight courier, (iii) made by telecopy or facsimile transmission, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

        If to the Buyer:

                 StaffMark, Inc.
                 302 East Millsap Road
                 Fayetteville, Arkansas 72703
                 Attn: Terry C. Bellora, Chief Financial Officer
                 Fax No.: (501) 973-6019

        With a copy to:

                 Wright, Lindsey & Jennings
                 200 West Capitol Avenue, Suite 2200
                 Little Rock, Arkansas 72201
                 Attn: Fred M. Perkins III, Esq.
                 Fax No.: (501) 376-9442

        If to Seller:

                 Earl Lindenberg
                 13116 Conway Grove
                 Town & Country, Missouri 63141

        With a copy to:

                 BEHR, MANTOVANI, McCARTER & POTTER, P.C.
                 7777 Bonhomme Avenue, Suite 1810
                 Clayton, Missouri 63105
                 Attn: Mark P. Mantovani
                 Fax No. (314) 862-3953

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is sent. The address of any party herein may be changed at any time by written notice to the other party given in accordance with this Section 9.4.

        SECTION 9.5. Entire Agreement. This Agreement and the other Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the other Documents shall affect or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

        SECTION 9.6. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

        SECTION 9.7. Assignment/Binding Effect. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, Buyer may assign its rights (but not its obligations) hereunder to a wholly- owned subsidiary formed for the purpose of owning and operating the Business. This Agreement shall be binding upon, and inure to the benefit of, the representatives, successors and permitted assigns.

        SECTION 9.8. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

        SECTION 9.9. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Arkansas, without regard to conflict of laws provisions, except as otherwise expressly provided in this Agreement or in an Annex or Schedule hereto.

        SECTION 9.10. Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such arbitral tribunal determines it enforceable, and as so limited shall remain in full force and effect. In the event that such arbitral tribunal shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

        SECTION 9.11. Interpretation. The parties hereto acknowledge and agree that: (i) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (ii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

        SECTION 9.12. Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

        SECTION 9.13. Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained herein, unless such party has actual knowledge otherwise, which shall be proved by the other party by clear and convincing evidence.

        SECTION 9.14. Expenses. Each party shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

        SECTION 9.15. Gender. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or entity or the context may require.

        SECTION 9.16. Publicity. Except by the mutual agreement between the Seller and Buyer, no party shall issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement except as may be required by law.

        SECTION 9.17. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        SECTION 9.18. Telecopy Execution and Delivery. A facsimile telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction thereof.

        IN WITNESS WHEREOF, the Buyer, Seller and Stockholders have each caused this Agreement to be executed to be executed by their respective duly authorized officers all as of the day and year first above written.

                                     "BUYER"

                                     STAFFMARK ACQUISITION CORPORATION FIVE


                                     By: /s/ Clete T. Brewer
                                        ----------------------------------
                                         Clete T. Brewer, President

                                     STAFFMARK, INC.


                                     By: /s/ Clete T. Brewer
                                        ----------------------------------
                                         Clete T. Brewer, President


                                     "SELLER"

                                     LINDENBERG & ASSOCIATES, INC.


                                     By: /s/ Earl Lindenberg
                                        ----------------------------------
                                         Earl Lindenberg, President


                                     "STOCKHOLDERS"


                                     /s/ Earl Lindenberg
                                     -------------------------------------
                                     Earl Lindenberg, Trustee


                                     /s/ Mark Tiemann
                                     -------------------------------------
                                     Mark Tiemann, Individually